UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2023

Kezar Life Sciences, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38542	47-3366145
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 Shoreline Court, Suite 300
South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 650 822-5600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	KZR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On September 20, 2023, Kezar Life Sciences, Inc. (the “Company”) entered into a Collaboration and License Agreement (the “License Agreement”) with Everest Medicines II (HK) Limited (“Everest”) pursuant to which, among other things, the Company granted to Everest an exclusive license to develop and commercialize one or more products containing the Company’s proprietary compound, zetomipzomib (collectively, the “Products”), in the licensed field in the greater China region (mainland China, Taiwan, Hong Kong and Macau), South Korea, Singapore, Malaysia, Thailand, Indonesia, Vietnam and the Philippines (the “Territory”). The licensed field includes all uses other than the diagnosis or treatment in humans of cancerous or pre-cancerous diseases or conditions. Everest Medicines Limited is also party to the License Agreement solely for limited purposes, including to guarantee the performance by Everest of its obligations under the License Agreement.

Under the terms of the License Agreement, the Company will receive from Everest an initial upfront payment of $7.0 million and is entitled to receive from Everest milestone payments upon achievement of certain development, regulatory and commercial milestone events, for total potential milestone payments of up to $125.5 million. In addition, Everest will pay to the Company tiered royalties on the net sales of the Products in the Territory during the term of the License Agreement ranging from the single digit to the low-teens, subject to certain reductions for patent expiration, generic competition and payments for licenses to third party patents.

Everest will be responsible for, at its own cost, and is required to use commercially reasonable efforts to, develop and commercialize the Products in the Territory. In addition, the Company and Everest will collaborate on PALIZADE, the Company’s global, placebo-controlled Phase 2b clinical trial of zetomipzomib in patients with lupus nephritis (the “PALIZADE Trial”). For the PALIZADE Trial, Everest will have primary responsibility for clinical development and regulatory activities in the Territory and will reimburse the Company for clinical trial costs incurred in the Territory. Everest will also have the opportunity to participate in the Company’s future global clinical trials of the Products. The Company will supply the Products to Everest during the term of the License Agreement, subject to Everest’s option to manufacture the Products for its own use in the Territory following completion of the PALIZADE Trial.

The term of the License Agreement will continue on a market-by-market basis until expiration of the relevant royalty term of the Products, unless terminated earlier. Everest has the right to terminate the License Agreement for convenience following completion, suspension or termination of the PALIZADE Trial. The Company may terminate the License Agreement if Everest challenges the Company’s patents or fails to perform any development or commercialization activities for a continuous period of more than twelve (12) months, subject to certain exceptions. In addition, either party may terminate the License Agreement for the other party’s uncured breach or insolvency, and the License Agreement will automatically terminate in the event of termination of the Company’s exclusive license agreement with Onyx Therapeutics, Inc. (the “Onyx License”). The Product rights in the Territory will revert to the Company upon termination, except in the event of termination of the Onyx License where Everest’s sublicense survives in accordance with the terms of the Onyx License.

The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the License Agreement, a copy of which will be filed, with confidential terms redacted, as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

Item 8.01 Other Events.

On September 20, 2023, the Company issued a press release announcing the signing of the License Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release of the Company, dated September 20, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEZAR LIFE SCIENCES, INC.

Date:	September 20, 2023	By:	/s/ Marc L. Belsky
Marc L. Belsky Chief Financial Officer and Secretary